Exhibit 21.01

LIST OF SUBSIDIARIES OF KANA SOFTWARE, INC.

BROADBASE SOFTWARE, INC. (UNITED STATES)

eVERGANCE PARTNERS LLC (UNITED STATES)

eVERGANCE UK LIMITED (UNITED KINGDOM)

FOUNDATION CV (NETHERLANDS, RESIDENT IN BARBADOS)

KANA COMMUNICATIONS EUROPE LTD (UNITED KINGDOM)

KANA COMMUNICATIONS PTY LTD. (AUSTRALIA)

KANA SOFTWARE AUSTRIA GmbH (AUSTRIA)

KANA SOFTWARE B.V. (NETHERLANDS)

KANA SOFTWARE HONG KONG LIMITED (HONG KONG)

KANA SOFTWARE BVBA (BELGIUM)

KANA SOFTWARE CANADA LTD. (CANADA)

KANA SOFTWARE GmbH (GERMANY)

KANA SOFTWARE INDIA (INDIA)

KANA SOFTWARE INTERNATIONAL LTD. (CAYMAN ISLANDS)

KANA SOFTWARE IRELAND LTD. (IRELAND)

KANA SOFTWARE KK (JAPAN)

KANA SOFTWARE LTD. (UNITED KINGDOM)

KANA SOFTWARE TECHNOLOGY, INC. (UNITED STATES)

SILKNET SOFTWARE (UK) LIMITED (UNITED KINGDOM)